Exhibit 99.1

National Interstate Corporation Announces Fourth Quarter 2007 Dividend and CEO Promotion

RICHFIELD, Ohio, November 15, 2007—National Interstate Corporation (Nasdaq: NATL) announced today that effective January 1, 2008, David W. Michelson will become its President and Chief Executive Officer, replacing Alan R. Spachman who will remain the Company’s Chairman. This promotion is consistent with the transition of management responsibility that was started in 2005.

Mr. Michelson has served as the Company’s President and Chief Operating Officer throughout 2007 and has held several other key positions since joining National Interstate in 1992. Mr. Michelson has spent his entire twenty eight year professional career in the insurance industry. Mr. Spachman is National Interstate’s founder and has served as its chief executive since the Company’s inception in 1989.

“It has been our stated intention to transition Dave into the CEO role. We confirmed these intentions at yesterday’s Board of Directors’ meeting which was our last scheduled meeting for 2007. As President and Chief Operating Officer, Dave has continued the Company’s enviable record of growth and profit as evidenced by our recently released third quarter results. He has earned the recognition and increased responsibility this promotion represents,” commented Mr. Spachman. “There is no one more capable or better prepared to be our Company’s next leader and I couldn’t be happier for Dave, our employees and our shareholders knowing our Company’s future will continue to be well served under his leadership.”

The Company also announced that its Board of Directors approved a $0.05 per share dividend at its November 14, 2007 meeting. The cash dividend will be payable on December 14, 2007 to shareholders of record of the Company’s common stock as of the close of business on November 30, 2007.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com